Exhibit 3.3

Certificate of Registration

on Change of Name

This is to certify that

LOOP MOBILE LIMITED

Australian Company Number 111 082 485

did on the eighteenth day of December 2008 change its name to

MOKO.MOBI LIMITED

Australian Company Number 111 082 485

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in Western Australia and the date of commencement of registration is the twenty-second day of September, 2004.

Issued by the

Australian Securities and Investments Commission

on this eighteenth day of December 2008.

/s/ Anthony Michael D’Aloisio

Anthony Michael D’Aloisio

Chairman